                              THE BENCHMARK FUNDS

              ADDENDUM NO. 6 TO THE INVESTMENT ADVISORY AGREEMENT
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     This Addendum, dated as of the 31st day of March, 1998, is entered into between THE BENCHMARK FUNDS (the "Trust"), a Delaware business trust, and THE NORTHERN TRUST COMPANY (the "Investment Adviser"), an Illinois state bank.

     WHEREAS, the Trust and the Investment Adviser have entered into an Investment Advisory Agreement as amended by Addenda No. 1, No. 2, No. 3, No. 4 and No. 5, each of even date herewith (the "Advisory Agreement"), pursuant to which the Trust appointed the Investment Adviser to act as investment adviser to the Trust for the Diversified Assets Portfolio, Government Portfolio, Government Select Portfolio, Tax-Exempt Portfolio, U.S. Treasury Index Portfolio, U.S. Government Securities Portfolio, Short-Intermediate Bond Portfolio, Bond Portfolio, Intermediate Bond Portfolio, Equity Index Portfolio, Small Company Index Portfolio, Diversified Growth Portfolio, Focused Growth Portfolio, Balanced Portfolio, International Growth Portfolio, International Bond Portfolio and International Equity Index Portfolio;

     WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Trust establishes one or more additional investment portfolios with respect to which it desires to retain the Investment Adviser to act as investment adviser under the Advisory Agreement, the Trust shall so notify the Investment Adviser in writing and if the Investment Adviser is willing to render such services it shall notify the Trust in writing, and the compensation to be paid to the Investment Adviser shall be that which is agreed to in writing by the Trust and the Investment Adviser; and

     WHEREAS, pursuant to Section l(b) of the Advisory Agreement, the Trust has notified the Investment Adviser that it is establishing the Global Asset Portfolio (the "Portfolio"), and that it desires to retain the Investment Adviser to act as the investment adviser therefor, and the Investment Adviser has notified the Trust that it is willing to serve as investment adviser for the Portfolio;

     NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.   Appointment.  The Trust hereby appoints the Investment Adviser to act
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          as investment adviser to the Trust for the Portfolio for the period and on the terms set forth in the Advisory Agreement. The Investment Adviser hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement for the compensation herein provided. Without limiting the generality of the foregoing, the Investment Adviser shall (i) evaluate the attributes of any investment company in which the Portfolio may invest and (ii) determine the amount of the Portfolio's assets that are invested in any one or more investment companies from time to time.

     2.   Duties.  The Investment Adviser shall perform the following duties
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          with respect to the common and preferred stocks of the Portfolio in lieu of clauses (ii) and (iii) of paragraph 3(a) of the Advisory
          Agreement:

               (a) The Investment Adviser shall place orders pursuant to its determination either directly with the issuer or with any broker and/or dealer or other persons who deal in the securities in which the Portfolio in question is trading. In executing portfolio transactions and selecting brokers or dealers, the Investment Adviser shall use its best judgment to obtain the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to any Portfolio and/or other accounts over which the Adviser and/or an affiliate of the Adviser exercises investment discretion;

               (b) The Investment Adviser may, on occasions when it deems the purchase or sale of a security to be in the best interests of a Portfolio as well as other fiduciary or agency accounts managed by the Investment Adviser, aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain best overall terms available execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Investment Adviser in the manner it considers to be most equitable and consistent with its fiduciary obligations to such Portfolio and to such other accounts.

     3.   Compensation.  For the services provided and the expenses assumed
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          pursuant to the Advisory Agreement, the Trust will pay the Investment Adviser, and the Investment Adviser will accept as full compensation therefor from the Trust, a fee at an annual rate of .60% of average net assets for the Global Asset Portfolio. The fee will be computed based on net assets on each day and will be paid to the Investment Adviser monthly. Such fee as is attributable to the Portfolio shall be a separate charge to such Portfolio and shall be the several (and not joint or joint and several) obligation of the Portfolio.

     4.   Capitalized Terms.  From and after the date hereof, the term
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          "Portfolios" as used in the Advisory Agreement shall be deemed to include the Global Asset Portfolio. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

     5.   Miscellaneous.  Except to the extent supplemented hereby, the Advisory
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          Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

          IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


ATTEST:                             THE BENCHMARK FUNDS
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                                    By: /s/ Nancy L. Mucker
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                                    Name:   Nancy L. Mucker
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                                    Title:  Vice President
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ATTEST:  ----------------           THE NORTHERN TRUST COMPANY

                                    By: /s/ Thomas L. Mallman
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                                    Name:   Thomas L. Mallman
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                                    Title:  Sr. Vice President
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